Exhibit 3.245

ARTICLES OF INCORPORATION

OF

BURLINGTON COAT REALTY OF PLANO, INC.

Filed In the Office of the Secretary of State of Texas

June 23, 1993

The undersigned, being a natural person of the age of 18 years or more and acting as the incorporator, does hereby adopt the following Articles of Incorporation for the purpose of organizing a corporation pursuant to the provisions of the Texas Business Corporation Act.

Article 1. The name of the corporation is BURLINGTON COAT REALTY OF PLANO, INC.

Article 2. The period of duration of the corporation is perpetual.

Article 3. The purpose or purposes for which the corporation is organized, which shall include the transaction of any or all lawful business for which corporations may be incorporated under the Texas Business Corporation Act, are:

The operation of men’s, women’s, and children’s clothing stores specializing in leather and suede jackets, pants, coats, boots, moccasins, belts, leather hides, purses, hats, furs, bags, gloves, vests, novelties, accessories, and related services.

To carry on a general mercantile, industrial, investing, and trading business in all its branches; to devise, invent, manufacture, fabricate, assemble, install, service, maintain, alter, buy, sell, import, export, license as licensor or licensee, lease as lessor or lessee, distribute, job, enter into, negotiate, execute, acquire, and assign contracts in respect of, acquire, receive, grant, and assign licensing arrangements, options, franchises, and other rights in respect of, and generally deal in and with, at wholesale and retail, as principal, and as sales, business, special, or general agent, representative, broker, factor, merchant, distributor, jobber, advisor, and in any other lawful capacity, goods, wares, merchandise, commodities, and unimproved, improved, finished, processed, and other real, personal, and mixed property of any and all kinds, together with the components, resultants, and by-products thereof; to acquire by purchase or otherwise own, hold, lease, mortgage, sell, or otherwise dispose of, erect, construct, make, alter, enlarge, improve, and to aid or subscribe toward the construction, acquisition, or improvement of any factories, shops, storehouses, buildings, and commercial and retail establishments of every character, including all equipment, fixtures, machinery, implements, and supplies necessary, or incidental to, or connected with, any of the purposes or business of the corporation; and generally to perform any and all acts connected therewith or arising therefrom or incidental thereto, and all acts proper or necessary for the purpose of the business.

To engage generally in the real estate business as principal, agent, broker, and in any lawful capacity, and generally to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell convey, exchange, lease, mortgage, work, clear, improve, develop, divide, and otherwise handle, manage, operate, deal in, and dispose of real estate, real property, lands, multiple-dwelling structures, houses, buildings, and other works and any interest or right therein; to take, lease, purchase, or otherwise acquire, and to own, use, hold, sell, convey, exchange, hire, lease, pledge, mortgage, and otherwise handle, and deal in and dispose of, as principal, agent, broker, and in any lawful capacity, such personal property, chattels, chattels real, rights, easements, privileges, choses in action, notes, bonds, mortgages, and securities as may lawfully be acquired, held, or disposed of; and to acquire, purchase, sell, assign, transfer, dispose of, and generally deal in and with, as principal agent, broker, and in any lawful capacity, mortgages and other interests in real, personal, and mixed properties; to carry on a general construction, contracting, building, and realty management business as principal, agent, representative, contractor, subcontractor, and in any other lawful capacity.

To apply for, register, obtain, purchase, lease, take licenses in respect of, or otherwise acquire, and to hold, own, use, operate, develop, enjoy, turn to account, grant licenses and immunities in respect of, manufacture under and to introduce, sell, assign, mortgage, pledge, or otherwise dispose of and, in any manner deal with and contract with reference to:

(a) inventions, devices, formulae, processes, and any improvements and modifications thereof;

(b) letters patent, patent rights, patented processes, copyrights, designs, and similar rights, trade-marks, trade symbols, and other indications of origin and ownership granted by or recognized under the laws of the United States of America or of any state or subdivision thereof, or of any foreign country or subdivision thereof, and all rights connected therewith or appertaining thereunto;

(c) franchises, licenses, grants, and concessions.

To have all of the general powers granted to corporations organized under the laws of the State of Texas whether granted by specific statutory authority or by construction of law.

The foregoing clauses shall be construed as powers as well as purposes. The enumeration herein of specific purposes and powers shall not be held to limit or restrict in any way the general purposes and powers of the corporation. The matters specified in any clause shall, except where otherwise expressed, be in no wise limited or restricted by reference to or inference from the terms of any other clause of this or any other Article of these Articles of Incorporation, but the purposes and powers specified in each of the clauses of this Article shall be regarded as independent purposes and powers.

Article 4. The aggregate number of shares which the corporation shall have authority to issue is one thousand, all of which are of one class and of the par value of one dollar each.

Article 5. The corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least one thousand dollars, consisting of money, labor done, or property actually received.

Article 6. No holder of any class of shares of the corporation shall be entitled to cumulate his votes at any election of directors.

Article 7. The following provisions are inserted herein for the purpose of defining, limiting, and regulating the powers of the corporation and of the directors and of the shareholders, provided, however, that said provision shall not be deemed exclusive of any rights or liabilities otherwise granted or imposed by the laws of the State of Texas:

1. The liability of the directors of the corporation is eliminated to the fullest extent permitted by the provisions of the Texas Business Corporation Act and by the provisions of the Texas Miscellaneous Corporation Laws Act, as the same may be amended and supplemented.

2. The corporation shall, to the fullest extent permitted by the provisions of the Texas Business Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Article from and against any and all of the expenses, liabilities, or other matters referred to or covered by said Article.

3. With respect to any matter for which the affirmative vote of the holders of at least a two-thirds portion of the shares entitled to vote is otherwise required by the Texas Business Corporation Act, the act of the shareholders on that matter shall be the affirmative vote of the holders of at least a majority of the shares entitled to vote on that matter, rather than the affirmative vote otherwise required by the Texas Business Corporation Act. With respect to any matter for which the affirmative vote of the holders of at least two-thirds portion of the shares of any class is otherwise required by the Texas Business Corporation Act, the act of the holders of shares of that class on that matter shall be the affirmative vote of the holders of at least a majority of the shares of that class, rather than the affirmative vote of the holders of shares of that class otherwise required by the Texas Business Corporation Act.

4. Any action required by the Texas Business Corporation Act to be taken at an annual or special meeting of shareholders, or any action which may be taken at an annual or special meeting of shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

Article 8. The post-office address of the initial registered office of the corporation in the State of Texas is c/o The Prentice-Hall Corporation System, Inc., 400 North St. Paul, Dallas, Texas 75201, and the name of the initial registered agent of the corporation at such address is The Prentice-Hall Corporation System, Inc.

Article 9. The number of directors constituting the initial Board of Directors of the corporation is three and the name and the address of the persons who are to serve as directors until the first annual meeting of the shareholders or until their successors are elected and qualify are:

NAME	ADDRESS

Monroe Milstein	1830 Route 130
Burlington, New Jersey 08016

Henrietta Milstein	1830 Route 130
Burlington, New Jersey 08016

Andrew Milstein	1830 Route 130
Burlington, New Jersey 08016

Article 10. The name and the address of the incorporator are:

NAME	ADDRESS
Athena Amazas	15 Columbus Circle
New York, NY 101123-7773

Article 11. From time to time any of the provisions of these Articles of Incorporation may be amended, altered, or repealed, and other provisions authorized by the laws of the State of Texas at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all contracts and rights at any time conferred upon the shareholders of the corporation by these Articles of Incorporation are granted subject to the provisions of this Article.

Signed on June 18, 1993.

/s/ Athena Amazas
Athena Amazas, Incorporator

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